ELEPHANT TALK COMMUNICATIONS, INC.

July 31, 2009

Validsoft Limited
377068 Castle Buildings, Tara Street
Tullamore, Ireland

Gentlemen/Ladies:

Reference is made to that certain Side Agreement, dated April 24, 2009 (the "Side Agreement"), by and among Validsoft Limited, incorporated and registered in the Republic of Ireland ("Validsoft") and Elephant Talk Communications, Inc. ("ETAK"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Side Agreement. Pursuant to Section 2.1 of the Side Agreement, ETAK undertook to provide Validsoft a Monthly Bridging Loan for the month of July, 2009, in the amount of €105,000. Validsoft hereby acknowledges receipt of €35,000 delivered by ETAK on July 17, 2009 and €40,000 delivered by ETAK on July 30, 2009 to Validsoft under the Monthly Bridging Loan facility for the month of July. Notwithstanding the terms of the Side Agreement, Validsoft permits ETAK to provide the remaining €30,000 of the July Monthly Bridging Loan at any time up to and including August 14, 2009. The other terms of the Side Agreement, as partially amended by that certain Extension Agreement, dated June 30, 2009, by and among Validsoft and ETAK, shall remain in full force and effect.

Validsoft also acknowledges receipt of an additional $25,000 provided by ETAK to Validsoft in connection with Validsoft's US operations. This matter is entirely separate from and unrelated to the Side Agreement, the Extension Agreement and the July Monthly Bridging Loan.

Please acknowledge your agreement to the aforesaid by executing below where indicated.

Very truly yours,

ELEPHANT TALK COMMUNICATIONS, INC.

By: Alex Vermuelen
Title: Secretary, General Counsel

AGREED TO AND ACCEPTED BY:

VALIDSOFT LIMITED

By:
Title: CEO, VALIDSOFT LIMITED

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